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Exhibit 3.15

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 3846469

        The Registrar of Companies for England and Wales hereby certifies that CIBA SPECIALTY CHEMICALS PERFORMANCE POLYMERS LIMITED having by special resolution changed its name, is now incorporated under the name of VANTICO LIMITED

        Given at Manchester, the 1st June 2000

P. Akhter For The Registrar Of Companies

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CERTIFICATE OF INCORPORATION ON CHANGE OF NAME